Exhibit 10.28
AGREEMENT FOR THE PURCHASE AND SALE OF PRODUCTS
     This Agreement for the Purchase and Sale of Products (“Agreement”) is made as of the 5th day of June, 2006 (“Effective Date”), and is entered into by and between Advanced Micro Devices, Inc., a Delaware corporation, having an office located at One AMD Place, Sunnyvale, CA 94088, (hereinafter referred to as “AMD”) and Transmeta Corp., a Delaware corporation with offices at 3990 Freedom Circle, Santa Clara, CA 95054 (hereinafter referred to as “Transmeta”). AMD and Transmeta may be referred to in this Agreement as the “Party” or “Parties.”
     Whereas, AMD has a worldwide sales and marketing infrastructure that may sell Transmeta products in volume and AMD and Transmeta generally desire to jointly leverage the AMD sales and marketing infrastructure.
     Whereas, AMD and Transmeta specifically desire to have AMD distribute the Transmeta Efficeon SF23J product in conjunction with CMS Software (as defined below) (collectively the “Contract Product”) branded as an AMD Efficeon product.
          Now, therefore, the Parties agree as follows:
     1. EXCLUSIVE APPOINTMENT AND LICENSES.
     1.1 Transmeta hereby appoints AMD, during the term of this Agreement, as the independent, exclusive worldwide reseller of the Contract Product with the exclusive right to market, promote and sell the Contract Product. AMD may sell the Contract Product through AMD’s own sales force, through affiliates, agents and independent distributors.
     1.2 AMD acknowledges that Transmeta licenses and does not sell any of its software or firmware. Accordingly, subject to AMD’s compliance with the terms and conditions of this Agreement and Transmeta obtaining appropriate consent from Microsoft, Transmeta hereby grants AMD the right and license to distribute the FlexGo-enabled Transmeta Code Morphing Software (“CMS Software”), in executable code, only to purchasers of the Contract Product and only for use with the Contract Product. AMD will distribute the CMS Software to such purchasers pursuant to Transmeta’s then-current standard license agreement, attached hereto as Exhibit 4, as provided by Transmeta to AMD in writing from time to time. Nothing in this Agreement transfers any right, title or interest in the CMS Software to AMD or to any of AMD’s customers. AMD will not: (i) copy, modify, disassemble, decompile, or reverse engineer the CMS Software or (ii) use, distribute or otherwise dispose of the CMS Software, except as expressly permitted under this Agreement. Transmeta reserves all rights and licenses in and to the CMS Software not expressly granted in this Agreement. Transmeta shall provide AMD with updates and new versions if and when Transmeta makes such updates and new versions available. Within [* * *], the Parties shall mutually agree upon additional support and maintenance obligations for the CMS Software including Transmeta providing solutions,

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

changes, and corrections as required to (i) correct reported problems/errors with the CMS Software and (ii) support deployment of the Contract Product.
     1.3 Transmeta grants to AMD a non-exclusive, non-transferable, worldwide license during the term of this Agreement and during the period in which AMD is selling Contract Product in inventory following termination of this Agreement to use the trademark “Efficeon” (the “Efficeon Mark”) only in combination with the trademark “AMD” (the resulting combination mark, “AMD Efficeon”, is referred to herein as the “AMD Efficeon Mark”) and only in connection with AMD’s marketing, promotion, distribution and sale of the Contract Product. The actual use, quality and style of the AMD Efficeon Mark and the manner in which the AMD Efficeon Mark may appear or be used shall be subject to Transmeta’s trademark guidelines as provided to AMD, except as expressly provided in this Section 1.3. Except as otherwise expressly agreed to in writing by Transmeta, AMD has no other right to use the Efficeon Mark. AMD acknowledges and agrees that Transmeta owns the Efficeon Mark and that any and all goodwill and other proprietary rights that are created by or that result from AMD’s use of the Efficeon Mark hereunder inure solely to the benefit of Transmeta. AMD will not take, to AMD’s knowledge, any action in derogation of Transmeta’s rights in the Efficeon Mark, including, without limitation, applying to register any trademark, trade name or other designation that includes the Efficeon Mark or is confusingly similar to the Efficeon Mark. AMD will cause to be abandoned any applications filed by any of its affiliates, agents or distributors for any trademark or other designation that includes the Efficeon Mark in breach of this Section.
     1.4 During the term of this Agreement, AMD will not represent, promote or distribute any products that are directly competitive with the Contract Product. For purposes hereof, a product shall be deemed directly competitive if it includes (i) secured processing capability consistent with Microsoft’s FlexGo requirements; (ii) provides substantially similar performance; and (iii) dissipates substantially similar power. For purposes of this Agreement, “FlexGo” shall mean Microsoft’s proprietary security technology to enable end users to use or download certain products and services and/or to access certain software or hardware functionality solely for limited periods of time or for specific tasks, to support a variety of business models including customer offerings that are provided on a pre-paid, subscription or other basis.
     1.5 Each Party will: (i) avoid deceptive or unethical practices that are or might be detrimental to the other Party or the Contract Product; (ii) not make any representations, warranties or guarantees on behalf of the other Party; and (iii) not make any representations, warranties or guarantees with respect to the Contract Product other than those contained in the Transmeta’s standard marketing materials for the Contract Product or other material regarding the Contract Product Transmeta has made publicly available.
     2. SPECIFICATIONS
     2.1 The specifications for the Contract Product are as set forth in Exhibit 1 attached hereto (the “Specifications”). Transmeta will immediately notify AMD in writing of any changes to such Specifications and/or changes to form, fit or function that would affect the Contract Products supplied by Transmeta to AMD hereunder. Any changes to such specifications, form, fit or function shall be subject to AMD’s prior written approval, which consent shall not be unreasonably withheld.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     2.2 Transmeta agrees that it shall not use AMD’s logo except to mark Contract Products to be delivered to AMD under this Agreement in accordance with Exhibit 1. If AMD’s logo has been marked on Contract Products which are subsequently rejected by AMD, Transmeta will accept the return of such rejects and destroy such rejects. The actual use, quality and style of the AMD logo and the manner in which the AMD logo may appear or be used shall be subject to AMD’s trademark guidelines provided to Transmeta or located on AMD’s website. Except as otherwise expressly agreed to in writing by AMD, Transmeta has no other right to use the AMD logo. Transmeta acknowledges and agrees that AMD owns the AMD logo and that any and all goodwill and other proprietary rights that are created by or that result from Transmeta’s use of the AMD logo hereunder inure solely to the benefit of AMD. Transmeta will not take, to Transmeta’s knowledge, any action in derogation of AMD’s rights in the AMD logo, including, without limitation, applying to register any trademark, trade name or other designation that is confusingly similar to the AMD logo.
     3. PRICING
     3.1 Pricing for the Contract Product shall be as provided in this Section 3.1:
     3.1.1 The first [* * *] purchased by AMD from Transmeta shall be at a price of [* * *].
     3.1.2 For all additional purchases, AMD shall purchase such Contract Product units from Transmeta at a Contract Product Cost determined [* * *]. The “Contract Product Cost” shall be set as [* * *]. The Contract Product Cost shall be used by AMD as the purchase price for Contract Products on all orders placed by AMD until a new Contract Product Cost is set by the parties upon the dates set forth above. [* * *]. Transmeta’s actual Contract Product cost shall be set as [* * *]. [* * *]. Within [* * *], AMD shall provide to Transmeta a royalty report along with a payment for the royalty owed. AMD shall provide to Transmeta, on [* * *], a sales report covering [* * *] in a mutually agreed upon form. The actual royalty to Transmeta will never be less than [* * *]. After the sale of the first [* * *], in the event the total profit margin is less than [* * *] the parties shall negotiate in good faith to set up [* * *].
     3.1.3 During the term of this Agreement and for a period of [* * *] thereafter, Transmeta will maintain complete and accurate books and records regarding the costs and expenses associated with manufacturing the Contract Product units governed by section 3.1.2. AMD will have the right, upon [* * *] prior written notice to Transmeta to have Transmeta’s books and records audited by an independent representative reasonably acceptable to both Parties during normal business hours to verify the prices charged by Transmeta for the Contract Product during the period being audited. Such audits will be limited to [* * *] period and all of Transmeta’s books and records (and any other information disclosed by Transmeta in connection with such audit) will be deemed to be Confidential Information of Transmeta, subject to the terms and conditions of Section 6 hereof. If, upon performing such audit, it is determined that Transmeta overcharged AMD for the Contract Products, then Transmeta will promptly remit to AMD the full amount of such overpayment. In addition, if the amount of such overcharge exceeds
[* * *] for the period audited, then Transmeta will also reimburse AMD for all reasonable out-of-pocket expenses and costs of conducting such audit.
     3.1.4 During the term of this Agreement and for a period of [* * *] thereafter, AMD will maintain complete and accurate books and records regarding the volume sold and

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

corresponding prices charged by AMD for the Contracts Product units sold by AMD and its affiliates, agents and distributors governed by section 3.1.2. Transmeta will have the right, upon [* * *] prior written notice to AMD, to have such books and records audited by an independent representative reasonably acceptable to both Parties during normal business hours to verify the royalties paid by AMD to Transmeta during the period being audited. Such audits will be limited to [* * *] period and all of AMD’s books and records (and any other information disclosed by AMD in connection with such audit) will be deemed to be Confidential Information of AMD, subject to the terms and conditions of Section 5 hereof. If, upon performing such audit, it is determined that AMD underpaid the royalties payable to Transmeta, then AMD will promptly remit to Transmeta the full amount of such underpayment. In addition, if the amount of such underpayment exceeds [* * *] for the period audited, then AMD will also reimburse Transmeta for all reasonable out-of-pocket expenses and costs of conducting such audit.
     3.1.5 In the event that Transmeta reduces manufacturing costs for any product using the same die as the Contract Product, Transmeta hereby agrees to provide such manufacturing cost reductions to AMD on terms that share and reflect such manufacturing cost reductions. In the event Transmeta offers to a third party a substantially similar product as the Contract Product in terms of frequency, power, and performance, Transmeta shall offer AMD the Contract Product at the same or lower price as the similar product.
     3.2 All payment for Contract Products herein shall be [* * *] and made to Transmeta in US dollars. No early payment discounts are authorized. Each delivery of Contract Product will be considered a separate and independent transaction for which payment is required to be made. Amounts unpaid when due hereunder will bear interest at [* * *].
     3.3 Prices, anticipated to be revised by the parties [* * *], will be quoted by Transmeta and paid by AMD in United States dollars. Prices will be established relative to scheduled delivery date. Payment will be made by wire transfer to the following account:
          [* * *]
or as otherwise noticed in writing by Transmeta. Prices quoted by Transmeta do not include freight, insurance, taxes (including, without limitation, sales, use, value-added, excise, withholding, gross basis and gross receipts taxes, but excluding taxes on net income), import and export duties, and other governmental charges all of which are to be paid by AMD.
     3.4 During the initial roll out of the Contract Product, a sales commission plan will be developed for AMD sales staff for achieving initial penetration of the Contract Product and follow on sales (“Sales Commission Plan”). For commission purposes, the Contract Product will be treated [* * *]. The Sales Commission Plan will include [* * *]. The Sales Commission Plan shall be attached to this Agreement.
     3.5 The prices set forth in Section 3.1 for the Contract Products (the “Contract Products Prices”) are net of any and all royalties, license fees or other amounts that would otherwise be payable by Transmeta to AMD with respect to the use or exploitation of any AMD

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

intellectual property rights or technology (e.g., AMD’s HyperTransport technology) arising out of the manufacture and sale of the Contract Products by Transmeta to AMD or the use of the Contract Products sold hereunder in conjunction with CMS Software.
     4. STRATEGIC FORECAST
          For the purposes of estimating quantities, AMD will provide, on a quarterly basis to Transmeta, a non-binding [* * *] forecast of AMD’s anticipated purchases of the Contract Product. Except as provided in Section 5.1, AMD shall have no obligation to purchase with respect to the quantities set forth in the [* * *] forecast, such quantities being projected quantities only and subject to change.
     5. ORDER PLACEMENT
     5.1.1 During the term of this Agreement, AMD will deliver a forecast [* * *]. [* * *].
     5.1.2.1 [* * *].
     5.1.2.2 [* * *].
     5.1.2.3 [* * *].
     5.1.2.4 [* * *].
     5.1.3.1 [* * *].
     5.1.3.2 [* * *].
     5.1.3.3 [* * *].
     5.1.3.4 [* * *].
     5.1.4    [* * *].
     5.2 A purchase order from AMD will include (a) the identification of a specific Contract Product; (b) a specified quantity of that Contract Product; (c) the mutually agreed upon price; and (d) a reference to Transmeta’s price quote identification number. End customer Ship To information will be provided to meet the current weeks non-cancellable order quantity. Except for an order for samples or for an end-of-life order for a particular Contract Product, the specified quantity must be a multiple of the “economic order quantity” as noticed from time to time by Transmeta. Only purchase orders or any other contracts of sale that Transmeta accepts at locations noticed from time to time by Transmeta by an authorized employee, and confirmed in writing, including by email, to AMD, will bind Transmeta. Transmeta will respond to purchase orders within [* * *].
     5.3 AMD or its contractors will consider shipments that are received [* * *]to be on time to the schedule. In the event of delays of more than [* * *]from the original date confirmed by Transmeta, AMD shall have the option of unilaterally canceling, without penalty, the late shipment(s) (or the undelivered portion of partial shipments), provided that AMD gives Transmeta written notice of AMD’s intent to cancel the order and Transmeta is given a reasonable opportunity to cure any such delay [* * *] of such notice. This right of cancellation is AMD’s sole and exclusive remedy for delayed shipments.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     5.4 Pricing, delivery and respective obligations of AMD and Transmeta, including with respect to bearing of particular costs and transfer of risk of loss, are based on EXW, pursuant to Incoterms 2000 edition, Transmeta’s manufacturing or warehouse facility from which the Contract Product is first delivered to a carrier for shipment to AMD. If specific shipping instructions have not been supplied in writing by AMD, Transmeta will hold shipment for [* * *] and, if no shipping instructions have been received by that time and Transmeta has been unable to reasonably secure such information from AMD, Transmeta will exercise its discretion as to choice of carrier.
     5.5 All scheduled delivery dates are estimates and are based on shipment from Transmeta’s manufacturing or warehouse facility. Deliveries may be made in installments.
     5.6 Transmeta understands and agrees that AMD must ship Contract Products to customers of AMD and Transmeta shall use commercially reasonable efforts to follow the terms and conditions of AMD’s Order Acknowledgement attached hereto as Exhibit 2, which may be amended from time to time.
     6. CONFIDENTIALITY
     6.1 During the term of this Agreement, either Party may disclose to the other Party information specified as confidential. Confidential Information is any information disclosed by an originating Party to a receiving Party in oral, written, graphic, machine recognizable, and/or sample form, being clearly designated, labeled or marked as confidential or its equivalent. Confidential information which is disclosed orally shall be identified as confidential before or at the time of disclosure, and confirmed as being confidential in writing by the originating Party within thirty (30) days after such first disclosure by submitting a letter marked as confidential and containing substantially similar information to that disclosed orally to the receiving Party. Confidential Information also includes any information that due to its nature or the circumstances of its disclosure, a person exercising reasonable business judgment would understand to be confidential. The Parties acknowledge and agree that the specific terms and conditions of this Agreement (but not the existence of this Agreement) is the Confidential Information of both Parties. When accepting confidential information, the receiving Party agrees to take those precautions which it routinely takes for its own information of like importance, but at least take reasonable precautions, to ensure that confidential information shall not be disclosed to unauthorized third parties. Each Party shall use the other Party’s Confidential Information only as necessary for the performance of this Agreement. Contractors of either Party may be granted access to Confidential Information only if such contractors are subject to written confidentiality provisions at least as restrictive as that set forth herein. However, nothing shall be considered as Confidential Information if such information: (i) is now available or becomes available to the public without breach of this Agreement; (ii) is released in writing by the Party providing the information, without obligation of confidentiality; (iii) is lawfully obtained from a third party without a duty of confidentiality; (iv) is disclosed to a third party by the disclosing Party without a duty of confidentiality; (v) is lawfully known to the receiving Party prior to such disclosure without obligation of confidentiality; or (vi) is at any time developed by the receiving Party independently of any such disclosure(s) from the originating Party.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     6.2 The obligations and restrictions set forth in this Section 5 shall last for the five (5) years from the date of first disclosure of the Confidential Information regardless of termination or expiration of this Agreement, except that the obligations and restrictions set forth in this Section 5 as to the CMS Software will remain in force and effect perpetually.
     6.3 Each Party may use Residuals for any purpose including, without limitation, use in development, manufacture, promotion, sale and maintenance of its products and services, provided that this right to Residuals does not represent a license under any patents, copyrights, mask work rights or similar intellectual property rights of the disclosing Party. The term “Residuals” means any information that is inadvertently retained in the unaided memories of the receiving Party’s employees or contractors who have rightful access to the disclosing Party’s Confidential Information pursuant to the terms of this Agreement. An employee’s memory is unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.
     6.4 Notwithstanding the foregoing provisions of this Section 5, each party may disclose the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing party gives reasonable written notice to the other party to contest such order or requirement; (ii) on a confidential basis to its professional legal or financial advisors; (iii) as required under applicable securities regulations; and (iv) subject to reasonable and customary confidentiality restrictions, to present or future providers of venture capital and/or potential private investors in or acquirers of such party.
     7. ENGINEERING/SALES SUPPORT
     7.1 Transmeta will use commercially reasonable efforts to provide AMD with sales literature and other selling collateral, and the rights to reproduce and distribute such material.
     7.2 The information, the adequacy of the information, and the proper use of the information supplied by Transmeta to AMD pursuant to this Section 7 shall be discussed by the Parties at a quarterly experts meeting set up by the Parties.
     7.3 Transmeta agrees to provide reasonable assistance and informal training to AMD personnel if AMD has been unable to use the documents and information provided under this Section 7 to proper effect.
     7.4 Transmeta hereby agrees to use commercially reasonable efforts to process returns, field failures, and the like with the same level of competence and timeframe described in Exhibit 3. Transmeta further agrees to use commercially reasonable efforts to meet the same quality and reliability requirements as AMD provides to AMD’s customers.
     7.5 Transmeta and AMD agree to openly communicate to each other any information derived from undertaking the activities contemplated under this Section 7 via the quarterly meetings set forth in Section 7.2 so that Contract Products and the processes used in conjunction therewith may be continually improved to the mutual benefit of both AMD and Transmeta. Expert meetings will be held quarterly to exchange engineering data and assist AMD in selling and supporting the Contract Products.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     7.6 AMD shall use commercially reasonable efforts to provide first level technical support and Transmeta shall use commercially reasonable efforts provide second and all other levels support for Contract Product provided hereunder. Transmeta shall use commercially reasonable efforts to provide training to AMD in order for AMD to provide the first level technical support.
     7.7 Within [* * *] of the Effective Date, the party’s shall mutual agree upon a sales training plan to ensure that AMD has the capability to train AMD sales staff on the Contract Products (“Sales Training Plan”). The Sales Training Plan shall be made a part of this Agreement.
     8. WARRANTIES
     8.1 Transmeta warrants that all Contract Products, as delivered by Transmeta to AMD pursuant to this Agreement, will be clear of any liens and encumbrance, will be free from any defects in material and workmanship, and will conform in all material respects to the Specifications for a period of twelve (12) months from the date of receipt of the Contract Product by AMD or AMD’s designated recipient.
     8.2 Transmeta covenants that it will use all commercially reasonable efforts to amend any existing representative and distribution agreements to avoid any conflicts with this Agreement.
     8.3 THE WARRANTY OF THIS SECTION 8 IS THE EXCLUSIVE WARRANTY FOR THE CONTRACT PRODUCTS, AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARE HEREBY DISCLAIMED AND EXCLUDED. TRANSMETA SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     8.4 AMD shall advise Transmeta, in writing, within the warranty period specified in Section 8.1, of any claimed defects in the Contract Product or of any claimed failure of the Contract Product to conform to the warranty set forth therein. If Contract Products are not as warranted, as AMD’s sole and exclusive remedy and Transmeta’s sole and exclusive liability, Transmeta shall, at its option: (a) repair the defect(s) in the Contract Products; (b) replace the defective Contract Products with fully functional Contract Products; or (c) only if (a) and (b) are not feasible, accept a return of the defective Contract Products and promptly refund to AMD all amounts paid for the defective Contract Products. The return of any Contract Products under warranty to Transmeta will be solely in accordance with Transmeta’s written Return Material Authorization (RMA) procedure as noticed by Transmeta from time to time. On such returned items, Transmeta will reimburse AMD for freight back to Transmeta. Transmeta will pay return freight to AMD if such item is found not to be in compliance with Specifications; otherwise AMD will reimburse Transmeta for such freight charges, including insurance.
     9. LIMITATION OF LIABILITY
     9.1 EXCEPT FOR THIRD PARTY DAMAGES AWARDED PURSUANT TO INDEMNIFICATION OBLIGATIONS, AND EXCEPT FOR A BREACH BY EITHER PARTY OF SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     9.2 EXCEPT FOR THIRD PARTY DAMAGES AWARDED PURSUANT TO INDEMNIFICATION OBLIGATIONS, AND EXCEPT FOR A BREACH BY AMD OF SECTION 6, IN NO EVENT SHALL AMD BE LIABLE UNDER ANY THEORY OF LIABILITY, WHETHER IN AN EQUITABLE, LEGAL, OR COMMON LAW ACTION ARISING HEREUNDER FOR CONTRACT, STRICT LIABILITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES WHICH, IN THE AGGREGATE, EXCEED [* * *].
     9.3 EXCEPT FOR THIRD PARTY DAMAGES AWARDED PURSUANT TO INDEMNIFICATION OBLIGATIONS, AND EXCEPT FOR A BREACH BY TRANSMETA OF SECTION 6, IN NO EVENT SHALL TRANSMETA BE LIABLE UNDER ANY THEORY OF LIABILITY, WHETHER IN AN EQUITABLE, LEGAL, OR COMMON LAW ACTION ARISING HEREUNDER FOR CONTRACT, STRICT LIABILITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES WHICH, IN THE AGGREGATE, EXCEED [* * *].
     9.4 Each Party acknowledges and agrees that the both Parties have entered into this Agreement in reliance on the above limitations of liability, and that the same constitute a basis of the bargain between the parties. The Parties have agreed that the limitations specified above will survive any termination of this Agreement and will apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.
     10. MANUFACTURING PROCESS CHANGES
          Transmeta will provide at least [* * *] written notice of any modification to manufacturing process for the Contract Product, unless such modification results from safety issues, law or regulation, liability concerns, or actual or potential infringement issues, in which case Transmeta will provide notice immediately. Transmeta shall use commercially reasonable efforts to provide appropriate reliability data associated with such a change.
     11. INTELLECTUAL PROPERTY INDEMNIFICATION
     11.1 Transmeta agrees to defend, at its sole expense, any lawsuits against AMD based on a claim that any Contract Product infringes any patent, mask works, trade dress, trademark, or copyright, or misappropriates any trade secrets, and to pay any costs and damages finally awarded in any such lawsuit against AMD, provided that AMD: (a) notifies Transmeta in writing within thirty (30) days of becoming aware of such suit; (b) provides Transmeta with reasonable and available information and assistance for the defense of such lawsuit; (c) grants Transmeta the sole right to defend and settle such claims in accordance with this Section.
     11.2 If the use or sale of any Contract Products is enjoined as a result of such suit, Transmeta, at its option and at no expense to AMD, shall obtain for AMD: (i) the right to continue to use and sell the Contract Product(s); (ii) substitute equivalent and non-infringing product(s) acceptable to AMD and extend this indemnity thereto; or (iii) failing all reasonable attempts at (i) and (ii), shall accept the return of any Contract Products and reimburse AMD for the full price thereof.
     11.3 THE FOREGOING PROVISIONS OF THIS SECTION 11 SET FORTH TRANSMETA’S SOLE AND EXCLUSIVE LIABILITY AND AMD’S SOLE AND

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXCLUSIVE REMEDY FOR ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.
     11.4 AMD agrees to defend, at its sole expense, any lawsuits against Transmeta based on a claim arising from AMD’s breach of its obligations under Section 1.5 or any misrepresentation made by AMD with respect to Transmeta or the Contract Product, and to pay any costs and damages finally awarded in any such lawsuit against Transmeta, provided that Transmeta (a) notifies AMD in writing within thirty (30) days of becoming aware of such suit; (b) provides AMD with reasonable and available information and assistance for the defense of such lawsuit; (c) grants AMD the sole right to defend and settle such claims in accordance with this Section.
     12. MARKETING AND DERIVATIVE PRODUCTS
     12.1 Transmeta will provide AMD with advance information on new, modified, improved, enhanced or derivative products and advance notice of public announcements regarding successor products to the Contract Product. Transmeta further agrees to discuss in good faith AMD’s ability to ship such products as Contract Products by adding such products to the definition of Contract Products via a signed Addendum hereto.
     12.2 The parties shall use commercially reasonable efforts to jointly develop the following: (i) a set of frequently asked questions (to be posted on a website) that attempts to answer simple issues from the sales force, customers, distributors and other representatives; (ii) marketing presentations; (iii) material to reside on both the AMD and Transmeta websites as links to an official announcement regarding the relationship; and (iv) appropriate communication materials, including web casts, for AMD organizations related to an official announcement regarding the relationship.
     13. NOTIFICATION
     13.1 All notices to be served hereunder shall be in writing and sent to the address stated below:
To Transmeta:
Transmeta Corporation
Attn: General Counsel
3990 Freedom Circle
Santa Clara, CA 95054
With an additional copy to:
Fenwick & West LLP
Attn: Mark Leahy
801 California St.
Mountain View, CA 94041

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

To AMD:
Advanced Micro Devices, Inc.
Attn: General Counsel
5204 East Ben White Boulevard, MS 562
Austin, TX 78741
     13.2 If either Party changes its address or name, a written notice thereof shall be immediately served on the other Party. All notices shall be deemed to have been served upon receipt by the addressee.
     14. TERM, TERMINATION & END OF LIFE
     14.1 This Agreement shall remain in effect for thirty-six (36) months after it has been executed, and is automatically renewable from year to year for incremental renewal terms of one (1) year thereafter unless otherwise terminated in writing by either Party, with or without cause, upon two (2) months prior notice before the end of the initial term or of any renewal term.
     14.2 If either Party has defaulted in any material provision of this Agreement and failed to remedy such default within thirty (30) days after a written notice of breach from the other Party, such other Party may terminate this Agreement upon providing written notice of termination.
     14.3 Either party shall be able to terminate this Agreement upon ninety (90) days written notice to the other party, provided (i) all purchase orders shall survive termination; and (ii) Transmeta shall continue to provide support as described herein through the end of the Delivery Period.
     14.4 In the event that Transmeta determines to discontinue the Contract Product, Transmeta will provide AMD at least nine (9) months notice, unless such discontinuance results from safety issues, law or regulation, liability concerns, or actual or potential infringement issues. In such event, AMD may, prior to the end of the nine (9) month period, place, and Transmeta will accept, a non-cancelable, binding, non-reschedulable purchase order complying with the terms of this Agreement for the Contract Product proposed to be discontinued so long as requested delivery dates are consistent with required order lead times and delivery is to be no later than nine (9) months after the end of such notice period (“Delivery Period”).
     14.5 In the event Transmeta files a petition for bankruptcy or insolvency, has an involuntary petition filed against it not subsequently dismissed within a reasonable time, commences an action providing for relief under bankruptcy laws, files for the appointment of a receiver, or is adjudicated a bankrupt concern, subject to reasonable terms and conditions, including protection of Transmeta intellectual property, AMD may purchase Contract Product from a previously authorized Transmeta manufacturer or manufacture the Contract Product using its own resources.
     14.6 Upon termination or expiration of this Agreement, all payments due the other Party at or before the time of termination or expiration of this Agreement shall be paid in due course to the demanding Party, all the terms and conditions of Sections 6, 9, 11, 13 and 16 shall survive expiration or termination of this Agreement.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     15. FINANCIAL NEGOTIATION
     15.1 Promptly following the Effective Date, AMD and Transmeta will negotiate in good faith the terms and conditions of a written agreement by which AMD purchases from Transmeta equity, or debt convertible into equity, of Transmeta. If the parties agree upon such terms and conditions, they shall enter into such mutually agreed upon written agreement and perform their obligations thereunder.
     16. MISCELLANEOUS
     16.1 This Agreement supersedes all prior discussions and writings and constitutes the entire and only Agreement between the Parties hereto relating to the subject matter hereof, and it may not be changed, altered, or amended except in writing signed by duly authorized representatives of the Parties.
     16.2 In the event of any conflict between the terms of this Agreement and those contained in any related purchase orders, acknowledgments, Exhibits hereto, or acceptances, the terms of this numbered Sections in the body of this Agreement shall control.
     16.3 The failure of either Party to enforce, at any time, or for any period of time, any provision of this Agreement, to exercise any election or option provided herein, or to require, at any time, performance of any provision hereof, shall not be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part hereof, or the right of any Party thereafter to enforce any such provision.
     16.4 This Agreement will be governed by and construed in accordance with the laws of the State of California, as if entered into and performed entirely in California between California residents. The Parties agree that the UN Convention for the International Sale of Goods shall not apply. If any provision herein is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
     16.5 Neither Party shall be liable in any manner for failure or delay upon fulfillment of all or part of this Agreement, directly or indirectly due to acts of God, governmental orders or restrictions, war, threat of war, warlike conditions, fire, hostilities, sanctions, mobilization, blockage, embargo, detention, revolution, riot, looting, strike, lockout, labor disturbances, or accident.
     16.6 Neither Party shall assign or otherwise dispose of this Agreement, or of any rights, duties, or obligations arising under this Agreement, without first obtaining the prior written approval of the other Party.
     16.7 The Parties shall comply with all applicable U.S. export laws and shall not export, re-export, resell, ship or divert any Contract Products or controlled technical information or software furnished by the other Party to any country for which the U.S. requires an export license or other governmental approval without first obtaining such license or approval.
     16.8 All captions and descriptive headings used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the Parties under this Agreement.

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     16.9 Representatives and personnel of each Party, during the time they are present on the premises of the other Party, shall be subject to all rules and regulations prevailing on such premises. Each Party shall be responsible for the payment of all compensation and expenses, unless otherwise specified in this Agreement, of its respective representatives and personnel. None of the representatives or personnel of either Party shall be considered for any reason to be an employee of the other Party.
     16.10 Nothing contained herein, or done in pursuance of this Agreement, shall constitute the Parties as entering upon a joint venture or shall constitute either Party hereto the agent for the other Party for any purpose or in any sense whatsoever.
     16.11 AMD and Transmeta will attempt to settle any claim or controversy arising under this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. The Parties agree that any disputes which arise out of or are based upon this Agreement shall be subject to mediation before any legal or administrative process may be initiated by either Party, except disputes relating to intellectual property which by their nature require immediate or extraordinary relief. There shall be a forty-five (45) day time limit on this mediation process, beginning from the initial request for mediation, after which legal remedies may be initiated by either Party if no resolution has been adopted in writing to both Parties satisfaction. The Parties agree to cooperate in good faith in the selection of a mediator (if the Parties decide a formal mediator is needed), and to share equally the costs of the mediator’s services. Each Party shall bear their own expenses associated with the mediation process. The use of any alternative dispute resolution procedure will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. And nothing in this paragraph will prevent either Party from resorting to judicial proceedings if: (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful; or (b) interim relief from a court is necessary to prevent serious and irreparable injury to one Party or to others.
     16.12 The Agreement was negotiated in the spirit of mutual cooperation whereby no clause should be necessarily construed against any one Party based upon the finding that that Party provided all or most of the contractual language contained within that clause.
     IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement on the respective dates specified below.

ADVANCED MICRO DEVICES, INC.		TRANSMETA CORPORATION

By:	/s/ William T. Edwards	By:	/s/ Arthur L. Swift

Name:	William T. Edwards	Name:	Arthur L. Swift

Title:	SVP & Chief Innovation Officer	Title:	President and CEO

Date:	June 5, 2006	Date:	June 5, 2006

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 1 – Specifications
Transmeta SF23J Data Book
Transmeta SF23J Errata
Transmeta CMS [* * *] Release Notes
Transmeta CMS [* * *] Errata

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 2 – Order Acknowledgement Terms and Conditions

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 3 — Customer Corrective Action Request (CCAR) Turn-Around-Times.

Event	Timeframe
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4 – Code Morphing Software License Agreement

* * *	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [* * *]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.